Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Marty Ketelaar, Vice President, Investor Relations (515) 362-3693

AmerUs Group Announces Increase of $6.8 Million from Previously Reported First
Quarter 2004 Net Income

     DES MOINES, Iowa (July 26, 2004) — AmerUs Group Co. (NYSE:AMH), a leading producer of life insurance and annuity products, today announced an increase in first quarter 2004 net income of $6.8 million, to $33.1 million, from its previously reported first quarter 2004 net income of $26.4 million. Net income per diluted share figures increased to $0.82 compared to the previously reported figure of $0.65. The increase resulted from a review of the requirements of SOP 03-1 related to the impact of reinsurance. The company confirmed that the change does not affect its previously reported operating income for the first quarter of 2004 or its operating income guidance for 2004.

     Melinda S. Urion, executive vice president and chief financial officer for the company said, “As discussed during our first quarter conference call, we did not receive credit for our use of reinsurance in the SOP 03-1 calculations. Through our review of an American Institute of Certified Public Accountants Q&A drafted in June 2004, we determined that our use of reinsurance allows us to reduce the impact of the implementation of SOP 03-1. Our external auditing firm concurs with this approach.”

     The company will file an amended first quarter 2004 10-Q reflecting the increase in net income. The only changes from the previously filed 10-Q will be from those resulting from the

$6.8 million decrease in the cumulative effect of a change in accounting principle related to the implementation of SOP 03-1, which results in the $6.8 million increase in net income.

     As previously announced, AmerUs Group’s second quarter earnings will be reported after the close of the market on Tuesday, August 3, 2004. The company will hold its conference call on the second quarter earnings at 10:00 a.m. EDT on Wednesday, August 4, 2004.

     AmerUs Group Co. is an Iowa corporation located in Des Moines, Iowa, engaged through its subsidiaries in the business of marketing and distributing individual life insurance and annuity products in 50 states, the District of Columbia and the U.S. Virgin Islands. Its major operating subsidiaries include AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Indianapolis Life Insurance Company and Bankers Life Insurance Company of New York.

     As of March 31, 2004, AmerUs Group’s total assets were $22.2 billion and shareholders’ equity totaled $1.5 billion, including accumulated other comprehensive income.